Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2022-USNCH12439

dated June 1, 2022 relating to
Preliminary Pricing Supplement No. 2022-USNCH12439

dated June 1, 2022

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the VanEck® Gold Miners ETF and the iShares® Silver Trust due June 27, 2025

Term Sheet to Preliminary Pricing Supplement No. 2022-USNCH12439 dated June 1, 2022

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlyings:	VanEck® Gold Miners ETF and iShares® Silver Trust (each an “underlying” and collectively the “underlyings”)
Pricing Date*:	June 30, 2022
Issue Date*:	July 6, 2022
Stated Principal Amount:	$1,000 per security
Contingent Coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to at least 3.125% of the stated principal amount of the securities (equivalent to a contingent coupon rate of at least 12.50% per annum) (to be determined on the pricing date) if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value.
Contingent Coupon Payment Dates:	The third business day after each valuation date, except that the contingent coupon payment date following the final valuation date will be the maturity date.
Automatic Early Redemption:	If, on any potential autocall date, the closing value of the worst performing underlying is greater than or equal to its initial underlying value, each security you then hold will be automatically redeemed on the immediately following contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.
Valuation Dates*:	The 24th day of each March, June, September and December, beginning in September 2022 and ending on June 24, 2025 (the “final valuation date”).
Potential Autocall Dates*:	Each valuation date beginning in December 2022 and ending in March 2025.
Payment at Maturity (per security):

•  if the closing value of the worst performing underlying on the final valuation date is greater than or equal to its final barrier value: $1,000; or

•  if the closing value of the worst performing underlying on the final valuation date is less than its final barrier value:

$1,000 × the underlying performance factor of the worst performing underlying on the final valuation date

Maturity Date*:	June 27, 2025
Worst Performing Underlying:	For any valuation date, the underlying with the lowest underlying performance factor determined as of that valuation date
Underlying Performance Factor:	For each underlying on any valuation date, its closing value on that valuation date divided by its initial underlying value
Initial Underlying Value:	For each underlying, its closing value on the pricing date
Coupon Barrier Value:	For each underlying, 70% of its initial underlying value
Final Barrier Value:	For each underlying, 70% of its initial underlying value
Calculation Agent:	Citigroup Global Market Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
* subject to change

Summary of Terms (continued)

Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.50%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.50% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17330P6Y0 / US17330P6Y05
United States Federal Tax Considerations:	See the preliminary pricing supplement.

** In addition, CGMI may pay a fee of up to 0.10% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (payment at maturity)

If the closing value of the worst performing underlying on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $900.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/0000200245/0000950103220098
80/dp174454_424b2-us2294046.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors Relating to the Securities” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose Some Or All Of Your Investment.

•	You Will Not Receive Any Contingent Coupon On The Contingent Coupon Payment Date Following Any Valuation Date On Which The Closing Value Of The Worst Performing Underlying Is Less Than Its Coupon Barrier Value.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•	The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of The Other Underlying.

•	You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying.

•	You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•	You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Worst Performing Underlying.

•	The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Contingent Coupon Payments.

•	The Securities Offer Downside Exposure To The Worst Performing Underlying, But No Upside Exposure To Either Underlying.

•	The Performance Of The Securities Will Depend On The Closing Values Of The Underlyings Solely On The Valuation Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlyings.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Fluctuations In Exchange Rates Will Affect The Closing Value Of The VanEck® Gold Miners ETF.

•	The VanEck® Gold Miners ETF Is Subject To Risks Associated With The Gold And Silver Mining Industries.

•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

•	The Securities Are Subject To Risks Associated With Silver.

•	You Will Not Have Any Rights With Respect To The Commodities Held By The iShares® Silver Trust.

•	The iShares® Silver Trust Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

•	The Performance And Market Value Of The iShares® Silver Trust, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Commodity As Well As The Net Asset Value Per Share.

•	There Are Risks Relating To Commodities Trading On The London Bullion Market Association.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

•	Our Offering Of The Securities Is Not A Recommendation Of Either Underlying.

•	The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Even If An Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

•	The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of An Underlying.

•	The Securities May Become Linked To An Underlying Other Than An Original Underlying Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares Of An Underlying.

•	The Value And Performance Of The Underlying Shares Of An Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

•	Changes That Affect The Underlyings May Affect The Value Of Your Securities.

•	A Contingent Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Valuation Date is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.